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HECLA Mining Company

NEWS RELEASE


HECLA COMPLETES ACQUISITION OF EQUINOX
For Release:  March 11, 1994

                COEUR D'ALENE, Idaho -- Hecla Mining Company (HL & HL-B:NYSE) announced today that it had completed its acquisition of Equinox Resources Ltd. (EQX:TSE), a gold exploration and development company based in Vancouver, Canada. Equinox shareholders approved the transaction late last month. The Ontario Court of Justice approved the plan of arrangement on Monday, March 7.

                Hecla will issue approximately 5.9 million shares of common stock in exchange for all of Equinox's outstanding common shares. Each Equinox shareholder will receive three shares of Hecla common stock for every 10 shares of Equinox common stock held. Holders of Equinox production shares will receive Hecla production notes. In addition, approximately 400,000 shares of Hecla common stock are issuable upon exercise of outstanding Equinox warrants.

                "This acquisition, combined with production from our other gold operations, provides Hecla with the opportunity to become a 200,000 ounce-per-year gold producer," said Arthur Brown, Hecla's chairman, president and chief executive officer. Hecla's principal reason for acquiring Equinox was the opportunity to obtain the Rosebud gold project in Pershing County, Nevada, and the American Girl gold mine in Imperial County, California.

                "Equinox's primary asset, the 100 percent-owned Rosebud, is one of the better underground projects Hecla has seen," Brown said. "Because of our expertise in underground mining, this project is a good fit with our company." The Rosebud deposit contained 512,000 ounces of proven and probable gold reserves as of December 31, 1993, and has significant exploration and development potential.

                Hecla intends to develop the Rosebud gold project upon satisfactory completion of feasibility study which is currently expected to be finalized by late-1995. Construction could begin shortly thereafter, with production commencing as early as the fourth quarter of 1996. The feasibility study will assess the property's potential to produce between 70,000 and 80,000 ounces of gold annually.

                Equinox's share of gold production at the American Girl mine in 1993 was approximately 35,000 ounces. Hecla's share of the 1994 production from American Girl will be approximately 30,000 ounces. The American Girl mine has sufficient ore reserves to last until mid-1995, at which time mining is expected to start at the adjacent Oro Cruz gold project. Both are managed by MK Gold in a joint-venture arrangement.

                The Equinox acquisition also brings Hecla nearly 30 other exploration projects, most of which are currently being explored by joint-venture partners in the United States, Canada and Bolivia.

                Hecla Mining Company has its headquarters in Coeur d'Alene, Idaho. During its 103-year history, Hecla has been a leading U.S. producer of silver and lead, and more recently, a significant supplier of gold and industrial minerals.


- -HL-

                Contact: April Robertson, director of public relations, 208/769-4100